As filed with the Securities and Exchange Commission on October 2, 2003

Registration No. 333-______

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM S-3

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

WINDROSE MEDICAL PROPERTIES TRUST

(Exact Name of Registrant as Specified in its Governing Instruments)

3502 Woodview Trace, Suite 200
Indianapolis, Indiana 46268
(317) 860-8180
(Address, Including Zip Code, and Telephone Number, including
Area Code, of Registrant’s Principal Executive Offices)

Frederick L. Farrar
President
Windrose Medical Properties Trust
3502 Woodview Trace, Suite 200
Indianapolis, Indiana 46268
(317) 860-8200
(317) 860-9190 (Telecopy)
(Name, Address, Including Zip Code, and Telephone
Number, Including Area Code, of Agent for Service)

Copy to:

David C. Wright, Esq.
Hunton & Williams
Riverfront Plaza, East Tower
951 E. Byrd Street
Richmond, Virginia 23219-4074
(804) 788-8200
(804) 788-8218 (Telecopy)

     Approximate date of commencement of proposed sale to the public: From time to time after the effective date of the Registration Statement.

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☒

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. ☐

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. ☐

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
	Amount Being	Offering Price	Aggregate Offering	Amount of
Title of Securities Being Registered	Registered (1)	Per Share (2)	Price (2)	Registration Fee

Common Shares, $.01 par value	250,000	$11.375	$2,843,750	$230.06

(1)	Plus such additional number of shares as may be required in the event of a share dividend, share split, recapitalization or other similar event.

(2)	Estimated solely for the purpose of determining the registration fee. This amount was calculated in accordance with Rule 457 of the Securities Act of 1933, as amended, and based on the average of the high and low sale prices of the registrant’s common shares of beneficial interest as reported on the New York Stock Exchange on September 26, 2003.

ABOUT THIS PROSPECTUS
WHERE YOU CAN FIND MORE INFORMATION
A WARNING ABOUT FORWARD-LOOKING STATEMENTS
HOW TO ENROLL
OUR COMPANY
DESCRIPTION OF THE DIVIDEND REINVESTMENT PLAN
PLAN OF DISTRIBUTION
EXPERTS
LEGAL MATTERS
SIGNATURES
EXHIBIT INDEX
EX-5.01 OPINION OF HUNTON & WILLIAMS LLP
EX-8.01 OPINION OF HUNTION & WILLIAMS
EX-23.01 CONSENT OF KPMG LLP

Prospectus

DIVIDEND REINVESTMENT PLAN
250,000 Common Shares of Beneficial Interest

     Windrose Medical Properties Trust hereby offers a simple and convenient method to have dividends on all or a portion of your common shares automatically reinvested in common shares. You are not required to pay brokerage commissions or other expenses in connection with the purchase of common shares under the Dividend Reinvestment Plan.

     Dividends reinvested will be applied to the purchase of common shares at a 3% discount (subject to adjustment) to average market value (as described in “Description of the Dividend Reinvestment Plan - Purchase and Price”). Common shares purchased for participants’ accounts under the plan will either be newly issued common shares or treasury shares or purchased on the open market or in privately negotiated transactions. Purchases of common shares directly from us pursuant to the plan will provide us with additional capital for general corporate purposes.

     The plan permits fractional and whole common shares to be purchased with the dividends and dividends on all whole or fractional common shares credited to participants’ accounts are automatically reinvested in additional whole or fractional common shares.

     Any holder of record of common shares is eligible to participate in the plan. Your participation is entirely voluntary; you may begin or terminate your participation at any time. You may have cash dividends on all or a portion of your common shares reinvested automatically into common shares. If you do not elect to participate in the plan you will continue to receive cash dividends on common shares registered in your name.

     Our common shares are listed on the New York Stock Exchange under the symbol “WRS.” The last reported sales price of our common shares on the New York Stock Exchange on October 1, 2003 was $11.80 per share.

     Investing in our common shares involves risks. See “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2002 for certain factors that you should consider before purchasing our common shares.

     In part so that we can continue to qualify as a “real estate investment trust” under the federal income tax laws, our declaration of trust generally does not permit anyone to own more than 9.9% of our outstanding common shares.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is October 2, 2003.

ABOUT THIS PROSPECTUS

     This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended. This prospectus and any accompanying prospectus supplement do not contain all of the information included in the registration statement. For further information, we refer you to the registration statement, including the exhibits. Statements contained in this prospectus and any accompanying prospectus supplement about the provisions or contents of any agreement or other document are not necessarily complete. If the rules and regulations of the Securities and Exchange Commission require that such agreement or document be filed as an exhibit to the registration statement, please see such agreement or document for a complete description of these matters. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of such prospectus or prospectus supplement.

WHERE YOU CAN FIND MORE INFORMATION

     We file annual reports, quarterly reports, special reports and other information with the Securities and Exchange Commission. Copies of these reports, statements or other information may be examined without charge at the public reference room of the Securities and Exchange Commission, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. Information about the operation of the public reference room may be obtained by calling the Securities and Exchange Commission at 1-800-SEC-0330. Copies of all or a portion of these reports, statements or other information can be obtained from the public reference room of the Securities and Exchange Commission upon payment of prescribed fees. Our Securities and Exchange Commission filings, including this registration statement, are also available to you from commercial document retrieval services and on the Securities and Exchange Commission’s web site maintained by the SEC at http://www.sec.gov.

     This prospectus, which constitutes a part of a registration statement on Form S-3 filed by us with the Securities and Exchange Commission under the Securities Act of 1933, as amended, omits certain of the information set forth in the registration statement. Accordingly, you should refer to the registration statement and its exhibits for further information with respect to us and our common shares. Copies of the registration statement and its exhibits are on file at the offices of the Securities and Exchange Commission. This prospectus contains statements concerning documents filed as exhibits. For the complete text of any of these documents, we refer you to the copy of the document filed as an exhibit to the registration statement.

     The Securities and Exchange Commission allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to other documents that we have filed. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the Securities and Exchange Commission will automatically update and supersede the information in this prospectus. We incorporate by reference the documents listed below and any future filings we make with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, until all of the common shares offered by this prospectus have been sold or we otherwise terminate the offering of these common shares:

•	Our Annual Report on Form 10-K for the year ended December 31, 2002;

•	Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2003 and June 30, 2003;

•	Our Current Report on Form 8-K dated May 30, 2003;

•	Our Current Report on Form 8-K/A dated June 30, 2003;

•	Our definitive Proxy Statement, as filed with the Securities and Exchange Commission on April 14, 2003 in connection with our solicitation of proxies for the annual meeting of shareholders held May 8, 2003; and

•	The description of our common shares contained in our Registration Statement on Form 8-A dated June 28, 2002.

     We will provide, without charge, to each person to whom a copy of this prospectus has been delivered, a copy of any of the documents referred to above as being incorporated by reference. You may request a copy of these filings by writing or telephoning us at the following address:

Doug Hanson, Chief Financial Officer
3502 Woodview Trace, Suite 210
Indianapolis, Indiana 46268
(317) 860-8180

A WARNING ABOUT FORWARD-LOOKING STATEMENTS

     Some of the information in this prospectus may contain forward-looking statements as described in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. You can generally identify forward-looking statements by our use of forward-looking terminology such as “may,” “will,” “expect,” intend,” “anticipate,” “estimate,” “believe,” “continue” or other similar words that describe our expectation for the future. You should not rely on our forward-looking statements because the matters they describe are subject to known and unknown risks, uncertainties and other unpredictable factors, many of which are beyond our control. These forward-looking statements are subject to various risks and uncertainties and could cause our actual results to differ materially from those projected in any forward-looking statement we make. We are not obligated to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

HOW TO ENROLL

     If you are a holder of our common shares of beneficial interest, par value $0.01, and you wish to enroll in our Dividend Reinvestment Plan, complete and return the enclosed Authorization Form or call Continental Stock Transfer and Trust Company at (800) 509-5586 for information.

     The Authorization Form is also available on our web site, http://www.windrosempt.com, at the Dividend Reinvestment Plan section of the Investor Center page. The information on our web site does not constitute a part of this prospectus.

     For more details, see “Description of the Dividend Reinvestment Plan,” beginning on page 3.

OUR COMPANY

     Windrose Medical Properties Trust is a self-managed real estate investment trust, or REIT. We were organized in March 2002 as a Maryland REIT with perpetual existence and are taxed as a real estate investment trust under the federal income tax laws.

     We completed our initial public offering and began operations in August 2002. We were formed to acquire, selectively develop and manage specialty medical properties, such as:

•	medical office buildings;

•	outpatient treatment and diagnostic facilities;

•	physician group practice clinics;

•	ambulatory surgery centers;

•	specialty hospitals and treatment centers; and

•	other related healthcare specialty properties.

     We own our properties and conducts our business through Windrose Medical Properties, L.P., our operating partnership. We are the sole general partner of, and at September 1, 2003 own approximately a 94.0% interest in, the operating partnership. The limited partners of the operating partnership are certain of the sellers from whom we acquired our initial properties and assets in August 2002.

DESCRIPTION OF THE DIVIDEND REINVESTMENT PLAN

     The following questions and answers constitute our Dividend Reinvestment Plan.

Purpose and Participation

1. What is the purpose of the plan?

     The purpose of the plan is to offer our common shareholders of record a simple and convenient method of investing in our common shares at a 3% discount (subject to adjustment) to the average market price without payment of any brokerage commission, service charges or other expenses.

     The plan is primarily intended for the benefit of long-term investors, and not for the benefit of individuals or institutions, which engage in short-term trading activities that could cause aberrations in the overall trading volume of our common shares. From time to time, financial intermediaries may engage in positioning transactions in order to benefit from the discount from the market price for our common shares acquired under the plan. These transactions may cause fluctuations in the trading volume of our common shares. We reserve the right to modify, suspend or terminate participation in this plan by otherwise eligible common shareholders in order to eliminate practices, which are not consistent with the purposes of the plan.

2. What options are available under the plan?

     Common shareholders of record may elect to have the cash dividends on all or part of their common shares automatically reinvested in additional common shares.

Advantages and Disadvantages

3. What are the advantages and disadvantages of the plan?

Before deciding whether to participate in the plan, you should consider the following advantages and disadvantages.

Advantages.

•	You have the opportunity to reinvest the cash dividends on all or a portion of your common shares in common shares at a 3% discount (subject to adjustment) from the average market price of the common shares.

•	You are not required to pay brokerage commissions or other expenses in connection with the purchase of common shares under the plan.

•	The plan permits whole and fractional common shares to be purchased with the dividends. Dividends on all whole or fractional common shares credited to participants’ accounts are automatically reinvested in additional whole or fractional common shares.

•	By participating in the plan, you avoid the necessity of safekeeping certificates representing the common shares credited to your account, and thus, have increased protection against loss, theft or destruction of such certificates.

•	Common share certificates may be deposited for safekeeping as more fully explained in the answer to Question 19.

•	A regular statement for each account will provide a participant with a record of each transaction.

•	At any time you may direct Continental Stock Transfer & Trust Company to sell or transfer all or a portion of the common shares held in your account.

Disadvantages.

•	You may not know the actual number of common shares purchased until after the investment date.

•	Common shareholders participating in the plan will be treated, for federal income tax purposes, as having received a distribution equal to the market price (and not the purchase price, as discounted) of the common shares on the date of acquisition of the shares. As a result of the discount feature of the plan, the fair market value of the common shares received likely will exceed the amount of cash dividends that otherwise would be paid to you.

•	A common shareholder’s distributions will be taxable as dividends to the extent of our earnings and profits, and may give rise to a liability for the payment of income tax without providing you with the immediate cash to pay the tax when it becomes due.

•	Resales of common shares credited to your account may involve a nominal fee per transaction to be deducted from the proceeds of the sale by Continental Stock Transfer & Trust Company (if you request Continental to make such resale), plus any brokerage commission and any applicable stock transfer taxes on the resales.

•	You cannot pledge the common shares deposited in your account until the common shares are withdrawn from the plan.

Administration

4. Who administers the plan?

Continental Stock Transfer & Trust Company, as agent for the participants, administers the plan, keeps records, sends statements of account to participants and performs other duties relating to the plan. All costs of administering the plan are paid by us. Common shares purchased under the plan are issued in the name of Continental or its nominee, as agent for the participants in the plan. As record holder of the common shares held in participants’ accounts under the plan, Continental will receive dividends on all common shares held by it on the dividend record date, will credit such dividends to the participants’ accounts on the basis of whole and fractional common shares held in these accounts, and will automatically reinvest such dividends in additional common shares. Continental makes all purchases of common shares under the plan.

The following address and telephone number may be used to obtain information about the plan:

Continental Stock Transfer & Trust Company
Attention: Windrose Medical Properties Trust Dividend Reinvestment Plan
17 Battery Place
New York, NY 10004
Phone: (800) 509-5586

If you are already a participant, be sure to include your account number(s) and include a reference to Windrose Medical Properties Trust in any correspondence.

Internet Services of the plan:

You can obtain information about your account over the Internet. To gain access, you will be required to use a security code, which will be sent to you by mail. You may also request your security code by calling 1 (212) 509-4000.

Messages forwarded on the Internet will be responded to promptly. The Continental Stock Transfer & Trust Company Internet address is http://www.ContinentalStock.com. Continental’s e-mail address is CSTmail@ContinentalStock.com.

Eligibility

5. Who is eligible to become a participant?

Any common shareholder of record is eligible to become a participant in the plan. If a beneficial owner has common shares registered in a name other than his or her own, such as that of a broker, bank nominee or trustee, the beneficial owner may be able to arrange for that entity to participate in the plan on behalf of the beneficial owner. Common shareholders should consult directly with the entity holding their common shares to determine if they can enroll in the plan. If not, the common shareholder will need to request his or her bank, broker or trustee to transfer some or all of his or her common shares into the beneficial owner’s own name in order to participate in the plan.

6. Are there any limitations on who is eligible to become a participant other than those described above?

Foreign Law Restrictions. If you are a citizen or resident of a country other than the United States, its territories and possessions, you should make certain that your participation does not violate local laws governing such things as taxes, currency and exchange controls, stock registration and foreign investments.

REIT Qualification Restrictions. In order to maintain our qualification as a REIT, not more than 50 percent in value of our outstanding equity securities may be owned, directly or indirectly, by five or fewer individuals (as defined in the Internal Revenue Code to include certain entities). Our Declaration of Trust restricts beneficial and constructive ownership of more than 9.9% in value of the issued and outstanding equity securities by any single shareholder. Our Board of Trustees may waive the ownership limit for shareholders if it is satisfied, based upon the receipt of a ruling from the Internal Revenue Service, opinion of tax counsel or other evidence satisfactory to the Board of Trustees, that ownership in excess of this limit will not jeopardize our status as a REIT. We may terminate, by written notice at any time, any participant’s individual participation in the plan if such participation would be in violation of the restrictions contained in our Declaration of Trust. A purported transfer of common shares to a person who, as a result of the transfer, would violate the ownership limit will be void. Common shares acquired in violation of the ownership limit may be redeemed by us for the lesser of the price paid or the most recent closing price of the common shares preceding redemption. We reserve the right to invalidate any purchases made under the plan that we determine, in our sole discretion, may violate the 9.9% ownership limit.

Exclusion from plan for Short-Term Trading or Other Practices. You should not use the plan to engage in short-term trading activities that could change the normal trading volume of our common shares. If you do engage in short-term trading activities, we may prevent you from participating in the plan. We reserve the right to modify, suspend or terminate participation in the plan, by otherwise eligible holders of common shares, in order to eliminate practices, which we determine, in our sole discretion, are not consistent with the purposes or operation of the plan or which may adversely affect the market price of our common shares.

Restrictions at Our Discretion. In addition to the restrictions described above, we reserve the right to prevent you from participating in the plan for any other reason. We have the sole discretion to exclude you from or terminate your participation in the plan.

Participation by Common Shareholders

7. How does an eligible common shareholder become a participant?

A holder of record of common shares may elect to become a participant in the plan at any time. If you wish to become a participant, all you need to do is complete an Authorization Form and mail it to Continental Stock Transfer & Trust Company (see Question 4 for address). If the common shares are registered in more than one name (e.g. joint tenants, trustees, etc.), all registered holders must sign the Authorization Form. An Authorization Form is enclosed with this prospectus. Additional Authorization Forms may be obtained at any time by writing or calling Continental at (800) 509-5586. The Authorization Form is also available on our web site, http://www.windrosempt.com, at the Dividend Reinvestment Plan section of the Investor Center page. The information on our web site does not constitute a part of this prospectus.

8. What does the Authorization Form provide?

By signing an Authorization Form, a common shareholder may become a participant, and by checking the appropriate boxes on the Authorization Form may choose among the following investment options for that account:

Full Dividend Reinvestment.

To reinvest automatically all of the cash dividends on all common shares registered in the participant’s name in common shares.

Partial Dividend Reinvestment.

To reinvest automatically all of the cash dividends on some of the common shares registered in the participant’s name in common shares.

A participant may change his or her election by completing and signing a new Authorization Form and returning it to Continental. (See Question 4 for Continental’s address). Any change of election concerning the reinvestment of dividends must be received by Continental at least three business days prior to the record date for a dividend payment date (see Question 9) in order for the change to become effective with that payment. If a participant returns a properly executed Authorization Form to Continental without electing an investment option, the participant will be enrolled as having selected full dividend reinvestment.

Regardless of which method of participation is selected, all cash dividends paid on whole or fractional common shares credited to your plan account will be reinvested automatically.

9. When may an eligible common shareholder join the plan?

An eligible common shareholder may sign and return an Authorization Form to join the plan at any time. If the properly completed Authorization Form specifying the amount of dividend reinvestment is received by Continental at least three business days prior to the record date established for a particular dividend, reinvestment will begin with that dividend. If the Authorization Form is received less than three business days prior to the record date established for a particular dividend, that dividend will be paid in cash, and participation in the plan for the reinvestment of dividends will not commence until the dividend payment date following the next record date established for a particular dividend.

10. May I reinvest less than the full amount of my dividends?

By selecting the “Partial Dividend Reinvestment” option on your Authorization Form, you may direct Continental to reinvest the dividends attributable to a lesser number of common shares than the full number of common shares you hold. Cash dividends on the remaining common shares will continue to be paid to you.

11. How and when can I change the amount of dividends to be reinvested?

You may change the dividend reinvestment option at any time by submitting a newly executed Authorization Form to Continental. (See Question 8). Any change in the number of common shares with respect to which Continental is authorized to reinvest cash dividends must be received by Continental at least three business days prior to the record date for a dividend payment to permit the new amount to apply to that payment.

Purchases and Price

12. What is the source of the common shares purchased under the plan?

Common shares purchased for your account under the plan will be purchased by Continental from us out of our authorized but unissued shares or treasury shares or on the open market or in privately negotiated transactions.

13. When will the common shares be purchased for my account?

Purchases will be made on the investment date, which coincides with the quarterly dividend payment date on the common shares, which is declared by our Board of Trustees. The dividend record date normally precedes the dividend payment date by approximately two to four weeks. We historically have paid dividends on or about the twentieth business day of each February, May, August and November. We pay dividends when and if declared by our Board of Trustees. We cannot assure you that we will declare or pay dividends in the future, and nothing contained in the plan obligates us to do so. However, we intend to continue qualifying as a REIT and must distribute to our shareholders a minimum of 90% of our taxable income. The plan does not represent a guarantee of future dividends.

No interest will be paid on cash dividends pending investment under the terms of the plan.

14. What is the price of the common shares that will be purchased under the plan

The common shares purchased under the plan will be purchased at a 3% discount (subject to adjustment) from the average market price, which for the plan purposes will be the average of the closing prices of our common shares on the New York Stock Exchange (Consolidated Tape Transactions) for the five trading days ending on the date prior to the investment date.

The discount is subject to change from time to time (but will not vary from the range of 0% to 5%) and is also subject to discontinuance at our discretion at any time based on a number of factors, including current market conditions, the level of participation in the plan and our current and projected capital needs.

15. How will the number of common shares purchased for my account be determined?

The number of common shares to be purchased for your account as of any investment date will be equal to the total dollar amount to be invested for you divided by the applicable purchase price, computed to the fourth decimal place. The total dollar amount to be invested as of any investment date will be the sum of (a) the cash dividends on all or a part of the common shares registered in your own name, according to the option chosen by you (see Question 8), and (b) the dividends on all common shares (including fractional common shares) previously credited to your plan account.

The amount to be invested will be reduced by any amount we are required to deduct for federal tax withholding purposes. (See Question 34).

Reports to Participants

16. How will I keep track of my investments?

After an investment is made under the plan for your account, you will be sent a statement which will provide a record of the cost of the common shares purchased for your account, the number of common shares purchased, the date on which the common shares were credited to your account and the total number of common shares in your account. In addition, you will be sent income tax information for reporting dividends paid.

Stock Certificates

17. Will I receive certificates for common shares purchased under the plan?

Common shares purchased under the plan are registered in the name of Continental or its nominee as agent for the participants in the plan.

No certificates for any number of common shares credited to your plan account will be issued to you unless you submit a written request to Continental. Such requests will be handled by Continental, at no charge, normally within two weeks. Any remaining whole common shares and any fractional common shares will continue to be credited to your account. Certificates for fractional shares will not be issued under any circumstances.

Common shares which are purchased for and credited to your account under the plan may not be pledged, sold or otherwise transferred. If you wish to pledge or transfer such common shares, you must request that a certificate for such common shares first be issued in your name.

18. What is the effect on my account if I request a certificate for whole common shares held in the account?

If you maintain an account for reinvestment of dividends, all dividends on the common shares for which a certificate is requested will continue to be reinvested under the plan until you file a new Authorization Form changing your investment election.

19. May common shares held in certificate form be deposited in my account?

You may deposit with Continental any certificates for common shares now or hereafter registered in your name for safekeeping under the plan. There is no charge for this custodial service and, by making the deposit; you will be relieved of the responsibility for loss, theft or destruction of the certificate.

Certificates sent to Continental should not be endorsed. If you elect to deposit certificates with Continental for safekeeping, Continental recommends that you send those certificates by insured mail. Continental will promptly send you a statement confirming each deposit of certificates.

Certificates mailed should be insured for possible mail loss for 2% of the current market value (minimum insurance of $30.00, plus $50.00 processing fee) representing your replacement cost if the certificates are lost.

All dividends on any common shares evidenced by certificates deposited in accordance with the plan will automatically be reinvested. Continental will credit the common shares represented by the certificates to your account in “book-entry” form and will combine the shares with any whole and fractional shares then held in your account. In addition to protecting against the loss, theft or destruction of your certificates, this service is convenient if and when you sell common shares through the plan.

Withdrawal from the plan

20. May I withdraw from the Plan?

Yes, by writing to Continental using the address found at Question 4.

21. What happens when I terminate my account?

If your notice of termination is received by Continental at lease three business days prior to the record date for the next dividend payment date, reinvestment of dividends will cease as of the date the notice of termination is received by Continental. If the notice of termination is received later than three business days prior to the record date for a dividend payment date, the termination will not become effective until after the investment of any dividends to be invested as of that dividend payment date. When terminating an account, you may request that a stock certificate be issued for all whole common shares held in the account. As soon as practicable after notice of termination is received, Continental will send to you (a) a certificate for all whole common shares held in the account and (b) a check representing the value of any fractional common share held in the account. After an account is terminated, all dividends for the terminated account will be paid to you unless you re-elect to participate in the plan.

When terminating an account, you may request that all common shares, both full and fractional, certified to the plan account be sold or that certain of the common shares be sold and a certificate be issued for the remaining common shares. Continental will remit to the participant the net proceeds of any sale. (See Question 23.)

22. When may a common shareholder re-elect to participate in the plan?

Generally, a common shareholder of record may re-elect to participate at any time. However, we and Continental reserve the right to reject any Authorization Form on the grounds of excessive joining and withdrawing. Such reservation is intended to minimize unnecessary administrative expenses and to encourage use of the plan as a long-term common shareholder investment service.

Sale of Common Shares

23. May I request that common shares held in my account be sold?

Yes, you may request that all or any part of the common shares held in your account be sold either when an account is being terminated (see Question 21) or without terminating the account. However, a fractional common share will not be sold unless all whole common shares held in the account are sold. If all common shares (including any fractional share) held in your account are sold, the account will automatically be terminated, and you will have to complete and file a new Authorization Form (see Questions 7 through 9) in order to participate again in the plan.

Continental will process sale orders on the Friday following the day instructions are received. No sale orders will be processed during the period between a dividend or distribution record and the related dividend or distribution payment date. Continental will deduct a $2.50 service charge and commission of approximately $.14 per share from the sales proceeds returned to the common shareholder.

24. What happens when I sell or transfer all the common shares registered in my name?

Your participation in the plan with respect to such holdings is terminated.

Other Information

25. What happens if we issue a stock dividend or declare a stock split?

In the event of a stock split or a stock dividend payable in common shares, Continental will receive and credit to your account the applicable number of whole and/or fractional common shares based both on the number of common shares held in your account and, with respect to common shareholders participating in the plan, the number of common shares registered in your own name as of the record date for the stock dividend or split.

26. If we issue rights to purchase securities to the common shareholders, how will the rights on common shares held in my account be handled?

If we have a rights offering in which separately tradable and exercisable rights are issued to registered common shareholders, the rights attributable to whole common shares held in your account will be transferred to you as promptly as practicable after the rights are issued. Rights attributable to fractional common shares will be reinvested in common shares.

27. How are the common shares in my account voted at shareholder meetings?

You will receive proxy materials from us for common shares registered in Continental’s name under the plan in the same manner as common shares registered in your own name, if any. Common shares credited to your plan account may also be voted in person at the meeting.

28. What are our and Continental’s responsibilities under the plan?

We and Continental, in administering the plan, are not liable for any act done in good faith or required by applicable law or for any good faith omission to act, including, without limitation, any claim of liability (a) arising out of failure to terminate a participant’s account upon such participant’s death prior to receipt by Continental of notice in writing of such death, (b) with respect to the prices and times at which common shares are purchased or sold for a participant, or (c) with respect to any fluctuation in market value before or after any purchase or sale of common shares.

We and Continental will not have any duties, responsibilities or liabilities other than those expressly set forth in the plan or as imposed by applicable laws, including federal securities laws. Since Continental has assumed all responsibility for administering the plan, we specifically disclaim any responsibility for any of Continental’s actions or inactions in connection with the administration of the plan. None of our trustees, officers, employees or shareholders will have any personal liability under the plan.

We and Continental will be entitled to rely on completed forms and the proof of due authority to participate in the plan, without further responsibility of investigation or inquiry.

Continental may resign as administrator of the plan at any time, in which case we will appoint a successor administrator. In addition, we may replace Continental with a successor administrator at any time.

29. What are my responsibilities under the plan?

The common shares in your account may revert to the state in which you live in the event that the shares are deemed, under your state’s laws, to have been abandoned by you. For this reason, you should notify Continental promptly in writing of any change of address. Continental will address account statements and other communications to you at the last address of record you provide to them.

You will have no right to draw checks or drafts against your account or to instruct Continental with respect to any common shares or cash held by Continental except as expressly provided herein.

30. May the plan be amended, suspended or terminated?

While we expect to continue the plan indefinitely, we may amend, suspend or terminate the plan at any time, but such action shall have no retroactive effect that would prejudice your interests. To the extent practicable, any such amendment, suspension or termination will be announced to you at least 30 days prior to its effective date.

31. What happens if the plan is terminated?

You will receive (a) a certificate for all whole common shares held in your account and (b) a check representing the value of any fractional common share held in your account and any uninvested cash dividends held in the account.

32. Who interprets and regulates the plan?

We are authorized to issue such interpretations, adopt such regulations and take such action as we may deem reasonably necessary to effectuate the plan. Any action to effectuate the plan taken by us to Continental in the good faith exercise of our respective judgments will be binding on all plan participants.

33. What law governs the plan?

The terms and conditions of the plan and its operation shall be governed by the laws of the State of Maryland.

34. What are the federal income tax consequences of participation in the plan?

You should consult your personal tax advisors with specific reference to your own tax situation and potential changes in the applicable law as to all federal, state, local, foreign and other tax matters in connection with the reinvestment of dividends and purchases of common shares under the plan, your tax basis and holding period for common shares acquired under the plan and the character, amount and tax treatment of any gain or loss realized on the disposition of common shares. The following is only a brief summary of some of the federal income tax considerations applicable to the plan.

Reinvestment of dividends and distributions. If you participate in the plan, you will be treated for federal income tax purposes as having received, on the investment date, a dividend equal to the sum of (a) the fair market value of any common shares purchased under the plan (including common shares purchased through reinvestment of dividends on shares held in your account), and (b) any cash distributions actually received by you with respect to any common shares not included in the plan. The tax basis of common shares purchased under the plan will be equal to the fair market value of the shares on the investment date. Your holding period for common shares purchased under the plan generally will begin on the date following the date on which the common shares are credited to your account.

Distributions will be treated as dividends to the extent of our current and accumulated earnings and profits. Distributions in excess of current and accumulated earnings and profits will not be taxable to a common shareholder to the extent that such distributions do not exceed the adjusted tax basis of the common shareholder’s shares. To the extent that such distributions exceed the adjusted tax basis of a common shareholder’s shares, they will be included in the common shareholder’s income as capital gain.

Backup Withholding and Administrative Expenses. We or Continental may be required to deduct as “backup withholding” twenty-eight percent (28%) of all dividends paid to you, regardless of whether such dividends are reinvested pursuant to the plan. Similarly, Continental may be required to deduct backup withholding from all proceeds from sales of common shares held in your account. You are subject to backup withholding if: (a) you have failed properly to furnish us and Continental with your correct tax identification number (“TIN”); (b) the Internal Revenue Service or a broker notifies us or Continental that the TIN furnished by you is incorrect; (c) the Internal Revenue Service or a broker notifies us or Continental that backup withholding should be commenced because you failed to properly report dividends paid to you; or (d) when required to do so, you fail to certify, under penalties of perjury, that you are not subject to backup withholding. Backup withholding amounts will be withheld from dividends before such dividends are reinvested under the plan. Therefore, if you are subject to backup withholding, dividends to be reinvested under the plan will be reduced by the backup withholding amount.

All costs of administering the plan, except for costs related to your voluntary selling of common shares and/or withdrawal from the plan, will be paid by us. Consistent with the conclusion reached by the Internal Revenue Service in a private letter ruling issued to another REIT, we intend to take the position that these costs do not constitute a distribution which is either taxable to you or which would reduce your basis in your shares. However, since the private letter ruling was not issued to us, we have no legal right to rely on its conclusions. Thus, it is possible that the Internal Revenue Service might view your share of the costs as constituting a taxable distribution to you and/or a distribution, which reduces the basis in your common shares. For this or other reasons, we may in the future take a different position with respect to the costs.

Disposition. You may recognize a gain or loss upon receipt of a cash payment for a fractional common share credited to your account (see Question 21) or when the common shares held in that account are sold at your request (see Question 23). A gain or loss may also be recognized upon your disposition of common shares received from the plan. The amount of any such gain or loss will be the difference between the amount received for the whole or fractional common shares and the tax basis of the common shares. Generally, any gain or loss recognized on the disposition of common shares acquired under the plan will be treated for federal income tax purposes as a capital gain or loss.

DISTRIBUTIONS

     We currently pay regular quarterly distributions to holders of our common shares. Future distributions will be authorized by our Board of Trustees and declared by us based upon a number of factors, including the amount of funds from operations, our financial condition, debt service requirements, capital expenditure requirements for our properties, our taxable income, the annual distribution requirements under the REIT provisions of the Code and other factors our trustees deem relevant. Our ability to make distributions to our shareholders will depend on our receipt of distributions from our operating partnership and lease payments from our lessees with respect to our properties and we can make no assurances to you about our ability to make future distributions.

USE OF PROCEEDS

     We will only receive proceeds from the sale of common shares purchased by Continental from us pursuant to the plan. Any net proceeds we receive will be used for working capital and other general corporate purposes. We have no basis for estimating either the number of common shares that may be purchased from us under the plan or the prices that we will receive for such common shares.

PLAN OF DISTRIBUTION

     The common shares acquired under the plan will be sold directly by us. If you acquire common shares through the plan and resell them shortly before or after acquiring them (including covering short positions), under certain circumstances, you may be participating in a distribution of securities that would require your compliance with Rule 10b-6 under the Exchange Act and you may be considered to be an underwriter within the meaning of the Securities Act of 1933, as amended. We will not extend to you any rights or privileges other than those to which you would be entitled as a participant in the plan, nor will we enter into any agreement with you regarding your purchase of those common shares or any resale or distribution of those common shares.

     Any financial intermediary or other person may purchase common shares through the plan at a discount by reinvesting their dividends and may capture the discount by reselling the common shares shortly thereafter. We have not entered into any arrangements with any financial intermediary or other person to engage in such arrangements. We anticipate that the availability of a discount may encourage some participants in the plan to purchase more common shares than they would purchase without the discount, but we have no basis to quantify the extent to which additional common shares will be purchased because of the discount.

EXPERTS

     The consolidated financial statements and related schedule of Windrose Medical Properties Trust as of December 31, 2002 and 2001, and for each of the years in the three-year period ended December 31, 2002, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

LEGAL MATTERS

     Certain legal matters with regard to our common shares have been passed upon by Hunton & Williams LLP.

You should rely only on the information incorporated by reference or contained in this prospectus. No dealer, salesperson or other individual has been authorized to give any information or to make any representations other than those contained in this prospectus in connection with the offer made by this prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by us. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in our affairs or that information contained herein is correct as of any time subsequent to the date hereof.

250,000

Common Shares

PROSPECTUS

OCTOBER 2, 2003

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

     The following table sets forth the costs and expense payable by the Registrant in connection with the issuance and distribution of common shares being registered. All amounts are estimates.

Amount To Be Paid

SEC registration fee	$230
Legal fees and expenses	$10,000
Accounting fees and expenses	$5,000
Printing and Mailing Expense	$5,000
Miscellaneous	$3,000

Total	$23,230

Item 15. Indemnification of Officers and Directors.

     The Declaration of Trust and Bylaws of the Registrant provide that the Registrant shall indemnify its directors, officers and certain other parties to the fullest extent permitted from time to time by the Maryland General Corporation Law (the “MGCL”). The MGCL permits a corporation to indemnify its directors, officers and certain other parties against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service to or at the request of the Registrant, unless it is established that the act or omission of the indemnified party was material to the matter giving rise to the proceeding and (i) the act or omission was committed in bad faith or was the result of active and deliberate dishonesty, or (ii) in the case of any criminal proceeding, the indemnified party had reasonable cause to believe that the act or omission was unlawful.

     Our declaration of trust and bylaws provide for indemnification of our officers and trustees against liabilities to the fullest extent permitted by the Maryland General Corporation Law, as amended from time to time (the “MGCL”).

     The MGCL requires a corporation (unless its charter provides otherwise, which our company’s charter does not) to indemnify a trustee or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made a party by reason of his or her service in that capacity. The MGCL permits a corporation to indemnify its present and former trustees and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that:

•	an act or omission of the trustee or officer was material to the matter giving rise to the proceeding and:

•	was committed in bad faith; or

•	was the result of active and deliberate dishonesty;

•	the trustee or officer actually received an improper personal benefit in money, property or services; or

•	in the case of any criminal proceeding, the trustee or officer had reasonable cause to believe that the act or omission was unlawful.

However, under the MGCL, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, the MGCL permits a corporation to advance reasonable expenses to a trustee or officer upon the corporation’s receipt of:

•	a written affirmation by the trustee or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the corporation; and

•	a written undertaking by the trustee or on the trustee’s behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the trustee did not meet the standard of conduct.

     The MGCL permits a Maryland corporation to include in its charter a provision limiting the liability of its trustees and officers to the corporation and its shareholders for money damages except for liability resulting from actual receipt of an improper benefit or profit in money, property or services or active and deliberate dishonesty established by a final judgment as being material to the cause of action. Our declaration of trust contains such a provision, which eliminates such liability to the maximum extent permitted by Maryland law.

     Our bylaws obligate us, to the fullest extent permitted by Maryland law in effect from time to time, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to:

•	any present or former trustee or officer who is made a party to the proceeding by reason of his or her service in that capacity; or

•	any individual who, while a trustee or officer of our company and at our request, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or any other enterprise as a trustee, officer, partner or trustee of such corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made a party to the proceeding by reason of his or her service in that capacity.

     Our declaration of trust and bylaws also permit us to indemnify and advance expenses to any person who served a predecessor of ours in any of the capacities described above and to any employee or agent of our company or a predecessor of our company.

     Insofar as the foregoing provisions permit indemnification of trustees, officers or persons controlling us for liability arising under the Securities Act, we have been informed that in the opinion of the Securities and Exchange Commission, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 16. Exhibits.

Exhibit
Number	Exhibit Title

3.01	Registrant’s Declaration of Trust.*

3.02	Registrant’s Bylaws.*

4.01	Form of Common Share Certificate.*

4.02	Form of Warrant.**

5.01	Opinion of Hunton & Williams LLP.

8.01	Opinion of Hunton & Williams LLP with respect to certain tax matters.

10.01	Amended and Restated Agreement of Limited Partnership of Windrose Medical Properties, L.P.*

10.02	Windrose Medical Properties Trust 2002 Stock Incentive plan.*

10.03	Overhead Sharing Agreement between Windrose Medical Properties, L.P. and Klipsch Audio, Inc.*

10.04	Contribution Agreement dated May 23, 2002 among Windrose International, LLC, Med Properties Management Group, LLC, Hospital Affiliates Development Corporation, Med Properties Asset Group LLC, Fred S. Klipsch, O.B. McCoin, Robin Barksdale, Charles Lanham, Frederick L. Farrar, Mike Klipsch, Steve Klipsch, Windrose Medical Properties, L.P. and Windrose Medical Properties Trust.*

10.05	Promissory Note dated August 2, 1999 from Park Medical Associates General Partnership to General Electric Capital Corporation.*

10.06	Loan Agreement dated August 2, 1999 between General Electric Capital Corporation and Park Medical Associates General Partnership.*

10.07	Deed of Trust, Assignment of Leases and Rents, Security Agreement and Fixture Filing from Park Medical Associates General Partnership to Charles T. Marshall (Trustee) for the benefit of General Electric Capital Corporation.*

10.08	Form of Change in Control Severance Agreement between Windrose Medical Properties, L.P. and Fred S. Klipsch.*

10.09	Form of Change in Control Severance Agreement between Windrose Medical Properties, L.P.

Exhibit
Number	Exhibit Title

and Frederick L. Farrar.*

10.10	Subordinated Promissory Note dated September 28, 2001 from Windrose International L.L.C. to Fred Klipsch.*

10.11	Subordinated Promissory Note dated May 11, 2002 from Windrose International, L.L.C. to Klipsch Audio, Inc.*

10.12	Promissory Note dated May 1, 1999 from Hospital Affiliates Development Corporation to Robin P. Barksdale.*

10.13	Promissory Note dated May 1, 1999 from Hospital Affiliates Development Corporation to Frederick L. Farrar.*

10.14	Promissory Note dated May 1, 1999 from Hospital Affiliates Development Corporation to Fred S. Klipsch.*

10.15	Promissory Note dated May 1, 1999 from Hospital Affiliates Development Corporation to Athena Development.*

10.16	Subordinated Promissory Note dated May 11, 2002 from Windrose International L.L.C. to Charles Lanham.*

10.17	Promissory Note payable by Alliance Design Group to Hospital Affiliates Development Corporation.*

10.18	Secured Revolving Credit Agreement, dated September 27, 2002, by and between Windrose Medical Properties, L.P. and The Huntington National Bank.*

10.19	Credit Note, dated September 27, 2002, from Windrose Medical Properties, L.P. to The Huntington National Bank.*

21.01	List of Subsidiaries of the Registrant.*

23.01	Consent of KPMG LLP.

23.02	Consent of Hunton & Williams LLP (included in Exhibit 5.01).

24.01	Power of Attorney (included on signature page of this registration statement).

*	Previously filed as an exhibit to the Company’s Registration Statement on Form S-11, as amended, Registration No. 333-89186, and incorporated by reference herein.

**	Previously filed as an exhibit to the Company’s Registration Statement on Form S-3, as amended, Registration No. 333-108659, and incorporated by reference herein.

Item 17. Undertakings.

     The undersigned registrant hereby undertakes as follows:

     (1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post- effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in the periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended, that are incorporated by reference in this registration statement.

     (2)  That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3)  To remove from registration by means of a post-effective amendment any of these securities being registered which remain unsold at the termination of the offering.

     (5)  The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (6)  The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report, to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

     (7)  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to director, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Indianapolis, State of Indiana on October 2, 2003.

Windrose Medical Properties Trust (Registrant)

By:	/s/ Fred S. Klipsch

Name:	Fred S. Klipsch
Title:	Chief Executive Officer

POWER OF ATTORNEY

     Each of the trustees and/or officers of Windrose Medical Properties Trust whose signature appears below hereby appoints Frederick L. Farrar and Doug Hanson and each of them as his attorney-in-fact to sign in his name and behalf, in any and all capacities stated below and to file with the Securities and Exchange Commission, any and all amendments, including post-effective amendments to this registration statement, making such changes in the registration statement as appropriate, file a 462(b) registration statement and generally to do all such things in their behalf in their capacities as officers and trustees to enable Windrose Medical Properties Trust to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ Fred S. Klipsch Fred S. Klipsch	Chairman, Chief Executive Officer and Trustee (Principal Executive Officer	October 2, 2003

/s/ Doug Hanson Doug Hanson	Chief Financial Officer (Principal Financial and Accounting Officer)	October 2, 2003

/s/ Bain J. Farris Bain J. Farris	Trustee	October 2, 2003

/s/ Bruce M. Jacobson Bruce M. Jacobson	Trustee	October 2, 2003

/s/ Charles E. Lanham Charles E. Lanham	Trustee	October 2, 2003

/s/ David L. Maraman David L. Maraman	Trustee	October 2, 2003

/s/ Norman Zahler Norman Zahler	Trustee	October 2, 2003

/s/ Steven Goldsmith Steven Goldsmith	Trustee	October 2, 2003

EXHIBIT INDEX

Exhibit
Number	Exhibit Title

3.01	Registrant’s Declaration of Trust.*

3.02	Registrant’s Bylaws.*

4.01	Form of Common Share Certificate.*

4.02	Form of Warrant.**

5.01	Opinion of Hunton & Williams LLP.

8.01	Opinion of Hunton & Williams LLP with respect to certain tax matters.

10.01	Amended and Restated Agreement of Limited Partnership of Windrose Medical Properties, L.P.*

10.02	Windrose Medical Properties Trust 2002 Stock Incentive plan.*

10.03	Overhead Sharing Agreement between Windrose Medical Properties, L.P. and Klipsch Audio, Inc.*

10.04	Contribution Agreement dated May 23, 2002 among Windrose International, LLC, Med Properties Management Group, LLC, Hospital Affiliates Development Corporation, Med Properties Asset Group LLC, Fred S. Klipsch, O.B. McCoin, Robin Barksdale, Charles Lanham, Frederick L. Farrar, Mike Klipsch, Steve Klipsch, Windrose Medical Properties, L.P. and Windrose Medical Properties Trust.*

10.05	Promissory Note dated August 2, 1999 from Park Medical Associates General Partnership to General Electric Capital Corporation.*

10.06	Loan Agreement dated August 2, 1999 between General Electric Capital Corporation and Park Medical Associates General Partnership.*

10.07	Deed of Trust, Assignment of Leases and Rents, Security Agreement and Fixture Filing from Park Medical Associates General Partnership to Charles T. Marshall (Trustee) for the benefit of General Electric Capital Corporation.*

10.08	Form of Change in Control Severance Agreement between Windrose Medical Properties, L.P. and Fred S. Klipsch.*

10.09	Form of Change in Control Severance Agreement between Windrose Medical Properties, L.P. and Frederick L. Farrar.*

10.10	Subordinated Promissory Note dated September 28, 2001 from Windrose International L.L.C. to Fred Klipsch.*

10.11	Subordinated Promissory Note dated May 11, 2002 from Windrose International, L.L.C. to Klipsch Audio, Inc.*

10.12	Promissory Note dated May 1, 1999 from Hospital Affiliates Development Corporation to Robin P. Barksdale.*

10.13	Promissory Note dated May 1, 1999 from Hospital Affiliates Development Corporation to Frederick L. Farrar.*

10.14	Promissory Note dated May 1, 1999 from Hospital Affiliates Development Corporation to Fred S. Klipsch.*

10.15	Promissory Note dated May 1, 1999 from Hospital Affiliates Development Corporation to Athena Development.*

10.16	Subordinated Promissory Note dated May 11, 2002 from Windrose International L.L.C. to Charles Lanham.*

10.17	Promissory Note payable by Alliance Design Group to Hospital Affiliates Development Corporation.*

10.18	Secured Revolving Credit Agreement, dated September 27, 2002, by and between Windrose Medical Properties, L.P. and The Huntington National Bank.*

10.19	Credit Note, dated September 27, 2002, from Windrose Medical Properties, L.P. to The Huntington National Bank.*

21.01	List of Subsidiaries of the Registrant.*

23.01	Consent of KPMG LLP.

23.02	Consent of Hunton & Williams LLP (included in Exhibit 5.01).

Exhibit
Number	Exhibit Title

24.01	Power of Attorney (included on signature page of this registration statement).

*	Previously filed as an exhibit to the Company’s Registration Statement on Form S-11, as amended, Registration No. 333-89186, and incorporated by reference herein.

**	Previously filed as an exhibit to the Company’s Registration Statement on Form S-3, as amended, Registration No. 333-108659, and incorporated by reference herein.